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                     September 25, 2023

       Michael Jensen
       Chief Financial Officer
       Synlogic, Inc.
       301 Binney St., Suite 402
       Cambridge, MA 02142

                                                        Re: Synlogic, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-37566

       Dear Michael Jensen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences